Exhibit 3.1

SAFETY, INCOME AND GROWTH, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Safety, Income and Growth, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Safety, Income & Growth Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 20th day of October, 2017.

ATTEST:                    SAFETY, INCOME AND GROWTH, INC.

/s/ Geoffrey M. Dugan                    By: /s/ Jay Sugarman
Name: Geoffrey M. Dugan                 Name: Jay Sugarman
Title: Secretary                         Title: Chairman and Chief Executive Officer